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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
                                       or

      Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                         Commission File Number: 1-8002

                           THERMO ELECTRON CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)

                                 81 WYMAN STREET
                        WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000
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               (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)

                UNITS, EACH CONSISTING OF ONE FRACTIONAL SHARE OF
        COMMON STOCK, $1.00 PAR VALUE PER SHARE, AND ONE REDEMPTION RIGHT
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            (Title of Each Class of Securities Covered by this Form)

                     COMMON STOCK, $1.00 PAR VALUE PER SHARE
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      (Titles of All Other Classes for Which a Duty to File Reports Under
                        Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       / /              Rule 12h-3(b)(1)(i)              x
Rule 12g-4(a)(1)(ii)      / /              Rule 12h-3(b)(1)(ii)            / /
Rule 12g-4(a)(2)(i)       / /              Rule 12h-3(b)(2)(i)             / /
Rule 12g-4(a)(2)(ii)      / /              Rule 12h-3(b)(2)(ii)            / /
Rule 15d-6                / /

Approximate number of holders of record as of the certification or
notice date:    4

Pursuant to the requirements of the Securities Exchange Act of 1934, Thermo Electron Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    May 2, 2001                     By: /s/ Kenneth J. Apicerno
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                                             Kenneth J. Apicerno
                                             Treasurer